    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 1997
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM S-3

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       -----------------------------------

                         GUILFORD PHARMACEUTICALS INC.
             (Exact name of registrant as specified in its charter)



            DELAWARE                                 52-1841960
  (State or other jurisdiction of     (I.R.S. employer identification number)
  incorporation or organization)

                       -----------------------------------

                             6611 TRIBUTARY STREET
                           BALTIMORE, MARYLAND 21224
                                 (410) 631-6300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              CRAIG R. SMITH, M.D.
                            CHIEF EXECUTIVE OFFICER
                         GUILFORD PHARMACEUTICALS INC.
                             6611 TRIBUTARY STREET
                           BALTIMORE, MARYLAND 21224
                                 (410) 631-6300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                -----------------

                                   Copies to:
                               MICHAEL J. SILVER
                             HOGAN & HARTSON L.L.P.
                       111 S. CALVERT STREET, SUITE 1600
                           BALTIMORE, MARYLAND  21202
                                 (410) 659-2700

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable following the effective date of this Registration
                                  Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                       -----------------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
 Title of each class of securities        Amount to be         Proposed Maximum        Proposed Maximum         Amount of
          to be registered                 registered         Offering Price per      Aggregate Offering       Registration
                                                                   unit (1)                  Price                 Fee
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
share, and Preferred Stock                 2,200,000         $29.3125              $64,487,500                $19,542
Purchase Rights (2)
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average high and low sales prices on September 5, 1997, as reported on Nasdaq National Market System.

(2) The Preferred Stock Purchase Rights, which are attached to the shares of Common Stock being registered, will be issued for no additional consideration; no additional registration fee is required.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

               SUBJECT TO COMPLETION, DATED SEPTEMBER 11, 1997


                                2,200,000 SHARES

                         GUILFORD PHARMACEUTICALS INC.

                                  COMMON STOCK

                       -----------------------------------

   This Prospectus relates to the offering by The Abell Foundation, Inc. and Scios Inc. (collectively, the "Selling Stockholders") of up to 2,200,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Guilford Pharmaceuticals Inc. (the "Company" or "Guilford"). The Company will not receive any proceeds from the sale of shares of Common Stock hereunder by the Selling Stockholders.

   The Company's Common Stock is listed on the Nasdaq National Market ("Nasdaq") under the symbol "GLFD." On September 10, the last reported sale price of the Common Stock on Nasdaq was $30.625 per share.

   The shares of Common Stock offered hereby may be sold from time to time by the Selling Stockholders directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire the Shares as principals. In connection with any sales by the Selling Stockholders of shares of Common Stock hereunder, the Selling Stockholders and any broker-dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The distribution of the shares of Common Stock hereunder by the Selling Stockholders may be effected in one or more transactions that may take place on the NASDAQ National Market or otherwise, including block trades or ordinary brokers' transactions, or though privately negotiated transactions, through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. See "Selling Stockholders and Plan of Distribution."

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                       -----------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                 OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                       -----------------------------------

             The date of this Prospectus is                 , 1997

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661). Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants, including the Company, that file such information electronically with the Commission. The address of the Commission's Web site is http:\\www.sec.gov.

   The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission, or may be examined free of charge, at the Public Reference Section of the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference and made a part hereof: the Company's Annual Report on Form 10-K/A for the year ended December 31, 1996, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, the description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A filed under the Exchange Act on March 25, 1994, including all amendments and reports filed for the purpose of updating such description, the Company's report on Form 8-K filed under the Exchange Act on October 10, 1995, the Company's report on Form 8-K filed under the Exchange Act on April 4, 1997 and the Company's report on Form 8-K filed under the Exchange Act on September 4, 1997. All documents filed by the Company with the Commission pursuant to Sections 13(a) of the Exchange Act and any definitive proxy statement so filed pursuant to Section 14 of the Exchange Act and any reports filed pursuant to Section 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. The Company also hereby incorporates by reference herein the information set forth under the caption "Management" contained in the Company's registration statement on Form S-3 (File No. 333-23001). Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Copies of all documents incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents) will be provided without charge to each person who receives a copy of this Prospectus, upon request of such person, directed to Thomas C. Seoh, Vice President, General Counsel and Secretary, Guilford Pharmaceuticals Inc., 6611 Tributary Street, Baltimore, Maryland 21224 (telephone (410) 631-6300).

   To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement that is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

   GLIADEL(R) and DOPASCAN(R) are registered trademarks of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders. Guilford was incorporated in Delaware on July 14, 1993. The Company's executive offices are located at 6611 Tributary Street, Baltimore, Maryland 21224, and its telephone number is (410) 631-6300.

                                  RISK FACTORS

   An investment in the shares of Common Stock offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements, including, but not limited to, those concerning the commencement and completion of clinical trials, the Company's strategic plans, anticipated expenditures and the need for additional funds that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

   History of Losses; Uncertainty of Future Profitability. The Company incurred net operating losses from its inception through the first quarter of 1996 and for the fourth quarter of 1996 and the first and second quarters of 1997 and, as of June 30, 1997, had an accumulated deficit of $26.5 million. Prior to February 25, 1997, the date on which GLIADEL was commercially launched in the United States, substantially all of the Company's revenues had been recognized as research and development or non-recurring milestone payments under the Company's collaborations. Except for revenues from sales and non-recurring milestone payments related to GLIADEL under the Company's agreements with RPR and the research funding and non-recurring rights and milestone payments payable under the Company's collaboration with Amgen Inc. ("Amgen") relating to the Company's neuroimmunophilin ligand technology, the Company's product candidates are not expected to generate revenues for at least the next several years, if at all, and whether GLIADEL sales will generate any significant revenues remains uncertain. Furthermore, whether the Company will ever recognize revenues from milestone payments or royalties paid on product sales under its collaboration with Amgen is subject to significant risk and uncertainty, including but not limited to, risks associated with new product development, the conduct of pre-clinical studies and human clinical trials, obtaining regulatory approval, scale-up and manufacturing of new products and commercialization of new products, all of which risks are discussed below in this "Risk Factors" section. While the Company reported net income for the second and third quarters of 1996 and anticipates reporting net income for the third quarter of 1997, the income recognized in the 1996 periods was the result of significant and non-recurring payments from RPR with respect to GLIADEL and any income reported in the third quarter 1997 will primarily be due to receipt of a one-time, non-recurring rights payment from Amgen. The Company does not anticipate that 1997 will be profitable, and there can be no assurance that the Company will ever achieve or sustain profitability in the future. Furthermore, the Company expects to experience quarter-to-quarter and year-to-year fluctuations in its operating results due to a variety of factors, including, but not limited to, the timing and amount of sales of GLIADEL, the timing and realization of milestone and other payments under the Company's collaborative agreements, including its collaboration with Amgen, and expenses relating to the Company's research and development, clinical and manufacturing activities as well as activities undertaken in connection with the preservation and extension of the Company's intellectual property rights. The Company's ability to realize sustained profitability in the future will depend upon, among other things, the successful marketing of GLIADEL by RPR, receipt of regulatory clearance for additional indications for GLIADEL in the United States as well as Europe and other countries, the successful completion of clinical trials for and, if completed, receipt of regulatory clearance for the marketing of, DOPASCAN, and the successful development of any product candidates falling under the Company's collaboration with Amgen. In addition, the Company must enter into collaborative arrangements and license agreements on acceptable terms with others with respect to its product candidates and earlier stage technologies as they are developed. The Company will be required to conduct substantial additional research, development and clinical trials and to receive necessary regulatory clearances that, together with future general and administrative expenses, are expected to result in significant expenses for the foreseeable future. No assurance can be given as to the ability of the Company to achieve significant and sustained revenues or realize sustained profitable operating results.

   Dependence on GLIADEL and RPR. The Company's prospects are highly dependent on sales by RPR of the Company's first commercial product, GLIADEL, which was commercially launched in the United States on February 25, 1997. Because of the recent commercial launch, the Company currently has insufficient information upon which to assess the ability of the product to gain market acceptance or the extent of the marketing efforts necessary to gain any such acceptance. The failure of GLIADEL to gain market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

   To date, the Company has received clearance from the FDA to market GLIADEL in the United States only for patients with recurrent glioblastoma multiforme for whom surgical resection is indicated. The number of patients undergoing surgery for recurrent glioblastoma multiforme is very limited. The Company believes that the total number of patients in the United States who undergo surgery for recurrent glioblastoma multiforme may be less than 10,000 per year. In order to expand the indications for which GLIADEL may be used, the Company and RPR must successfully complete additional lengthy clinical trials and thereafter receive clearance from the FDA. No assurance can be given as to the ability of the Company or RPR to successfully complete these clinical trials and to receive appropriate regulatory clearance on a timely basis, or at all, and the inability to do so would have a material adverse effect on the Company's business, financial condition and results of operations. To date, the Company has received no international regulatory approvals to market GLIADEL and there can be no assurance that any such approvals will be obtained.

   The Company granted RPR exclusive worldwide (excluding Scandinavia) marketing, sales and distribution rights for GLIADEL. The Company's agreements with RPR do not impose any minimum purchase or sale requirements on RPR. Therefore, the success of GLIADEL is entirely dependent upon the sales and marketing efforts of RPR. The Company has limited experience in dealing with RPR for the sale of products, and prior to the February 25, 1997 commercial launch of GLIADEL in the United States, RPR's oncology sales force had no prior experience in marketing a product to neurosurgeons. There can be no assurance that RPR will elect to aggressively market and promote GLIADEL and will successfully do so, and the inability or unwillingness of RPR to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

   The Company's agreements with RPR provide for additional payments to the Company upon the timely achievement of designated milestones relating to further clinical development and regulatory approvals. In many instances, achievement of the milestone is dependent on the efforts of RPR. No assurance can be given that any of these milestones will be satisfied in such a manner as will allow the Company to become entitled to these payments. The potential milestone payments under the RPR agreements are significant. Therefore, failure to meet the milestones under the agreements could have a material adverse effect on the Company's business, financial condition and result of operations.

   The Amgen Collaboration. On August 20, 1997, the Company and Amgen executed a Binding Term Sheet (the "Amgen Agreement") with respect to the research, development and commercialization of the Company's FKBP-based neuroimmunophilin technology (the "Neuroimmunophilin Technology"). Upon execution of the Amgen Agreement, Amgen paid to the Company a one-time, non-recurring rights payment of $15,000,000, which amount is refundable in the event of a final unappealable order of any court, arbitrator or government body restraining or enjoining the transactions contemplated by the Amgen Agreement or at Amgen's election in the event Amgen is informed by certain government officials or order of any court, arbitrator or governmental body that they have decided to seek to prohibit, enjoin or restrain such transactions and Amgen elects not to challenge such decision or order. Furthermore, the closing under the Amgen Agreement, including the Company's proposed sale of 640,095 shares of Common Stock and Warrants to purchase up to an additional 700,000 shares of Common Stock, is subject to the expiration or termination of the applicable review period under the Hart-Scott Rodino Antitrust Improvements Act of 1976.

   The amounts payable to the Company under the Amgen Agreement in the form of future potential development milestone payments and royalty payments on product sales are dependent on a number of factors, many of which are not subject to the Company's control, including the selection of an appropriate lead compound, successful completion of the pre-clinical and clinical development activities, regulatory clearances and commercialization of the Neuroimmunophilin Technology, as well as the successful preservation and extension of the patent and other intellectual property rights licensed to Amgen, all of which are subject to significant risks and uncertainties. For a description of these and other material risks related to the research, development and commercialization of the Neuroimmunophilin Technology, see the Risk Factor sections set forth below entitled "Technological Uncertainties", "Uncertainty Regarding Patent and Proprietary Technology," "Dependence on Licenses of Intellectual Property," "Uncertainty of Preclinical and Clinical Trial Results," "Government Regulation and Product Approvals," "Novel Alternative Technologies and Therapeutic Approaches" and "Competition and Technological Change."

   Moreover, under the terms of the Amgen Agreement, the Company has no control over the development activities regarding the Neuroimmunophilin Technology which have been left to the sole discretion of Amgen. The Amgen Agreement also does not specify a timetable for achieving developmental and commercialization goals with respect to the Neuroimmunophilin Technology. In the event that Amgen determines to conduct clinical trials on a product candidate resulting from its collaboration with the Company, there can be no assurance as to the ability of Amgen to successfully complete any such clinical trials and thereafter to receive clearance from the FDA or foreign regulatory authorities to market any such products. Further, the Neuroimmunophilin Technology represents a new approach to the treatment of certain types of neurological and other diseases and conditions, and Guilford and Amgen have very limited experience in the formulation of and in scaling-up and manufacturing the types of compounds covered by the Neuroimmunophilin Technology, and there can be no assurance that Amgen will ever be successful in scaling up any such compounds needed for commercial sale. For a more complete description of the kinds of risks associated with product manufacture, see the second paragraph under the section entitled "Limited Manufacturing Capabilities" below. In the event Amgen is able to obtain all regulatory approvals necessary to market a product resulting from its collaboration with the Company, the Amgen Agreement does not specify any minimum sales requirements for Amgen, and thus any royalty amounts payable to the Company in the future will be entirely dependent upon the sales and marketing efforts of Amgen, over which Guilford will have no control. In addition, there can be no assurance that Amgen will not in the future pursue technologies for product candidates competitive with the Neuroimmunophilin Technology.

   Reliance on Suppliers. The Company currently is able to purchase certain key components for GLIADEL and its product candidates only from single suppliers. These suppliers are subject to many strict regulatory requirements. There can be no assurance that these suppliers will comply, or have complied, with applicable regulatory requirements or that they will otherwise continue to supply the Company with the key components for its product candidates. In the event that suppliers are unable or refuse to supply the Company, or will supply the Company only at a prohibitive cost, there can be no assurance that the Company could access additional sources at acceptable prices, on a timely basis, or at all. The current formulation of GLIADEL utilizes BCNU (carmustine) as its chemotherapeutic agent. BCNU is currently available only from a single source in the United States and the Company is not aware of any supplier outside of the United States. The Company currently obtains its BCNU from this United States supplier on a purchase order basis and not pursuant to any long-term supply agreement. While the Company is taking steps to obtain an additional supplier, the process of qualifying a second supplier is lengthy, and there can be no assurance that the Company's efforts will be successful. Failure to receive key supplies necessary for the manufacture of GLIADEL on a timely basis at a reasonable cost could result in delays of product shipments, which would have a material adverse effect on the Company's business, financial condition and results of operations. The manufacture of DOPASCAN requires a precursor to be labeled with a radioactive isotope of iodine to form the final product. Only a limited number of companies are capable of performing the necessary radioiodination of the precursor and distribution of the final radioiodinated product. While the Company currently has a development and supply arrangement with one of these companies for planned phase III clinical trials, there can be no assurance that the Company, if necessary or desirable, will be able to enter into an agreement with another of these companies for the radioiodination of the precursor on acceptable terms, or at all, or that the Company's current supplier will meet the Company's need for DOPASCAN.

   Limited Manufacturing Capabilities. To commercialize GLIADEL, the Company must be able to manufacture this product in commercial quantities in compliance with regulatory requirements and at acceptable costs. The Company is manufacturing its initial product candidate, GLIADEL, at its manufacturing facility in Baltimore, Maryland, which consists of production laboratories and a cleanroom occupying approximately 12,500 square feet. The facility currently has the capacity to manufacture approximately 8,000 GLIADEL treatments per year. Although the Company believes the facility meets Good Manufacturing Practices ("GMP") requirements and the facility has been inspected by the FDA, the Company has manufactured only limited quantities of GLIADEL in the facility. There can be no assurance that the Company will be able to continue to satisfy applicable regulatory standards, including GMP requirements, and other requirements relating to the manufacture of GLIADEL in the facility. The Company also faces risks inherent in the operation of a single facility for manufacture of GLIADEL, including risks of unforeseen plant shutdowns due to personnel, equipment or other factors, and the possible inability of the facility to produce GLIADEL in quantities sufficient to meet demand. Any delay in the manufacturing of GLIADEL could result in delays of product shipments, which would have a material adverse effect on the Company's business, financial condition and results of operations.

   Currently, the Company has no manufacturing capabilities for its product candidates, and in order to complete the commercialization process of its product candidates, the Company must either acquire, build or expand its manufacturing facilities or rely on third parties to manufacture product candidates. There can be no assurance that the Company or its collaboration partners will be able to acquire, build or expand facilities that will meet the Company's quality, quantity and timing requirements on acceptable terms, or at all, or that the Company or its collaboration partners will be able to enter into manufacturing contracts with others on acceptable terms, or at all, and the inability of the Company or its collaboration partners to do so could have a material adverse effect on the Company's business, financial condition and results of operations. Third-party manufacturers must also comply with FDA, United States Drug Enforcement Administration ("DEA"), and other regulatory requirements for their facilities, including GMP regulations. Moreover, there can be no assurance that the manufacturing of product candidates on a limited basis for investigational use will lead to a successful transition to commercial, large-scale production. Small changes in methods of manufacture may affect the safety, efficacy or controlled release of the product. Changes in methods of manufacture, including commercial scale-up, can, among other things, require the performance of new clinical studies. Should the Company decide to manufacture its other product candidates, substantial start-up expenses would be incurred, expansion of facilities would be required and additional personnel would have to be hired.

   Technological Uncertainties. Except for GLIADEL, the Company does not expect to generate revenues from product sales, including any products that may result from its collaboration with Amgen, for at least the next several years, if at all. Substantially all of the Company's resources have been, and for the foreseeable future will continue to be, dedicated to the discovery, development and commercialization of proprietary products for the diagnosis, treatment and prevention of neurological diseases and conditions and for targeted, controlled drug delivery using biodegradable polymers for the treatment of cancer and other diseases. The Company's product candidates will require additional development, extensive preclinical and clinical trials, regulatory approval and additional investment prior to any commercialization. In certain cases, the Company's compounds, such as GPI-5000, GPI-6000, GPI-2138, are "prototypes," which the Company is using to establish proof of principle of the relevant mechanism of action, but which the Company does not intend to develop into a product because of pharmacokinetic characteristics of the compound, the Company's proprietary position with respect to such compound or for other reasons. There can be no assurance that the Company's product development efforts will progress as expected, or at all. In addition, the Company's product candidates are subject to the risks of failure inherent in the development of products based on new technologies. These risks include the possibilities that the Company's new approaches to the diagnosis, treatment and prevention of neurological diseases and conditions and targeted, controlled drug delivery will not result in any products that gain market acceptance; that any or all of the Company's product candidates will be found to be unsafe, ineffective, or otherwise fail to receive necessary regulatory clearances or, if granted, such clearances will not be revoked; that any or all of the products, if safe and effective, will be difficult to manufacture on a large scale or uneconomical to market; that proprietary rights of third parties will preclude the Company from marketing such products; or that third parties will market superior or more cost-effective products. As a result, there can be no assurance that the Company's activities, either directly or through collaboration partners, will result in any commercially viable products.

   Need for Additional Partners. The Company's strategy for the research, development and commercialization of its product candidates has required, and will continue to require, the Company to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others, and the Company will, therefore, be dependent upon the success of these parties in performing their responsibilities and obligations. The Company is actively seeking partners to assist in the development of DOPASCAN as well as in the Company's neuroprotective drug program. There can be no assurance that the Company will be able to enter into collaborative arrangements or license agreements that the Company deems necessary or appropriate to develop and commercialize its product candidates, or that any or all of the contemplated benefits from such collaborative arrangements or license agreements will be realized. Failure to obtain such arrangements or agreements could result in delays in marketing the Company's product candidates or the inability to proceed with the development, manufacture or sale of product candidates. Certain of the collaborative arrangements that the Company currently has or may enter into in the future may place responsibility on the collaborative partner for preclinical testing, clinical trials and/or preparation and submission of applications for regulatory approval of potential pharmaceutical or other products. Should a collaborative partner fail to develop or commercialize successfully any product candidate to which it has rights, the Company's business, financial condition and results of operations could be materially and adversely affected. There can be no assurance that collaborators, including Amgen, will not pursue alternative technologies or product candidates either on their own or in collaboration with others, including the Company's competitors, as a means for developing treatments for the diseases or disorders targeted by the Company's collaborative arrangements. Collaborative arrangements may also require the Company to meet certain regulatory, research or other development milestones and expend minimum levels of funds, and there can be no assurance that the Company will be successful in doing so. Failure of the Company to meet its obligations under its collaborative arrangements could result in a termination of those arrangements and could have a material adverse effect on the Company's business, financial condition and results of operations.

   Likely Volatility of Stock Price. The market price of the Company's Common Stock has been and is likely to continue to be highly volatile, and an investment in these securities involves substantial risks. The market prices for securities of biotechnology companies (including the Company) have been highly volatile, and the stock market from time to time has experienced significant price and volume fluctuations that may be unrelated to the operating performance of a particular

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company.  A number of factors could result in the Company's failure to meet the expectations of securities analysts or investors and may have a significant impact on the price of the Company's Common Stock. Such factors include, but are not limited to, announcements by the Company or its competitors of clinical results, technological innovations, product sales, new products or product candidates, developments or disputes concerning patent or proprietary rights, regulatory developments affecting the Company's products, as well as market conditions for emerging growth companies and biopharmaceutical companies, economic and other internal and external factors and period-to-period fluctuations in results of operations.

   Uncertainty Regarding Patents and Proprietary Technology. The Company's success will depend in part on its ability to obtain, maintain and enforce patent protection for its products and processes or license rights to patents, maintain trade secret protection and operate without infringing upon the proprietary rights of others. The degree of patent protection afforded to pharmaceutical and biotechnological inventions is uncertain, and a number of Guilford's product candidates are subject to this uncertainty. Guilford is aware of a company which has asserted in a public filing that it has patent applications claiming the use of certain of its immunosuppressive compounds and certain multidrug resistance compounds for nerve growth applications. Such other company has also publicly claimed holding patents and patent applications relating to compounds which it claims are useful in nerve growth applications. While the Company does not believe that its neurotrophic compounds infringe on such company's patents, no assurance can be given as to the ability of Guilford's patents and patent applications to adequately protect its neurotrophic product candidates, including GPI-1046, or that Guilford's neurotrophic product candidates will not infringe or be dominated by this company's patents or patent applications, if issued, or those of any other company. There can be no assurance that any patent applications filed by, or assigned or licensed to, the Company will be granted, that the Company will develop additional products or processes that are patentable, or that any patents issued to, or licensed by, the Company will provide the Company with any competitive advantages or adequate protection for its products. In addition, there can be no assurance that any existing or future patents or intellectual property issued to, or licensed by, the Company will not subsequently be challenged, invalidated or circumvented by others.

   Guilford's policy is to control the disclosure and use of its know-how and trade secrets under confidentiality agreements with employees, consultants and other parties. There can be no assurance, however, that its confidentiality agreements will be honored, that others will not independently develop equivalent or competing technology, that disputes will not arise concerning the ownership of intellectual property or the applicability of confidentiality obligations, or that disclosure of Guilford's trade secrets will not occur. To the extent that consultants or other research collaborators use intellectual property owned by others in their work with the Company, disputes may also arise as to the rights to related or resulting intellectual property.

   Guilford supports and collaborates in research conducted in universities and in governmental research organizations. There can be no assurance that the Company will have or be able to acquire exclusive rights to the inventions or technical information derived from such collaborations or that disputes will not arise as to rights in derivative or related research programs conducted by the Company. In addition, in the event of a contractual breach by the Company, certain of the Company's collaborative research contracts provide for the return of technology rights (including any patents or patent applications) to the contract sponsors.

   Questions of infringement of intellectual property rights, including patent rights, may involve highly technical and subjective analyses. There can be no assurance that any of the Company's existing or future products or technologies do not or will not infringe the rights of other parties, that such other parties may not in the future initiate legal action against the Company to enforce their claims or that, if such actions are brought, the Company would be successful in defending itself.

   If the Company is required to defend against charges of infringement of patent or proprietary rights of third parties or to protect its own patent or proprietary rights against third parties, including its neurotrophic product candidates, the Company may incur substantial costs and could lose rights to develop or market certain products or be required to pay monetary damages or royalties to license proprietary rights from third parties. In response to actual or threatened litigation, the Company may seek licenses from third parties or attempt to redesign its products or processes to avoid infringement; however, there can be no assurance that the Company will be able to obtain licenses on acceptable terms, or at all, or redesign its products or processes. In addition to being a party to patent infringement litigation, the Company could be required to participate in patent interference proceedings declared by the United States Patent and Trademark

Office, which would be expensive and time-consuming, even if the Company were to prevail in such a proceeding. The Company may also be forced to initiate legal proceedings to protect its patent position or other proprietary rights. These proceedings typically are costly, protracted, and offer no assurance of success. Furthermore, under the Company's collaboration with Amgen, Amgen is responsible for the preparation, filing, prosecution, maintenance and defense of patent applications and patents relating to technology covered by the Amgen Agreement, and there can be no assurance that Amgen will pursue such activities in the same manner or as vigorously as the Company would if it had such responsibility. Furthermore, Amgen has the option to take the lead in bringing actions to enforce patent rights subject to the Amgen Agreement and to defend against third party infringement suits regarding the Neuroimmunophilin Technology. While Amgen and Guilford have agreed to consult with each other on such matters, in the event of disagreement, Amgen's decisions shall control.

   Dependence on Licenses of Intellectual Property. The Company has licensed certain intellectual property from third parties, including certain intellectual property underlying GLIADEL, DOPASCAN and the Neuroimmunophilin Technology. Under the terms of its license agreements, the Company is obligated to exercise diligence, achieve certain milestones, and expend minimum amounts of resources in bringing potential products to market and make certain royalty, milestone and patent cost reimbursement payments. In addition, each of these agreements contains certain record keeping and reporting obligations. Each agreement is terminable by either party, upon notice, if the other party defaults in its obligations. There can be no assurance that the Company will be able to meet its obligations under these agreements on a timely basis, or at all or that these obligations will not conflict with those under the Company's other corporate collaborations. Should the Company default under any of these agreements, the Company may lose its right to market and sell any products based on the licensed technology. In such event, the Company's business, financial condition and results of operations would be materially and adversely affected. The agreements also require the Company to pay a royalty to these parties on sales of GLIADEL and, if successfully developed, milestone and/or royalty payments in connection with DOPASCAN or other compounds developed and commercialized under the Neuroimmunophilin Technology.

   Aspects of the technology licensed under the Company's license agreements may be subject to certain rights held by the United States government (the "Government Rights"). These rights include a non-exclusive, royalty-free, worldwide license to practice or have practiced such inventions for any governmental purpose. In addition, the United States government has the right to grant licenses which may be exclusive under any of such inventions to a third-party if it determines that: (i) adequate steps have not been taken to commercialize such inventions, (ii) such action is necessary to meet public health or safety needs or (iii) such action is necessary to meet requirements for public use under federal regulations. The government also has the right to take title to a subject invention if there is failure to disclose the invention and elect title within specified time limits. In addition, the government may acquire title in any country in which a patent application is not filed within specified time limits. Federal law requires any licensor of an invention that was partially funded by the federal government to obtain a covenant from any exclusive licensee to manufacture products using the invention substantially in the United States. Further, the Government Rights include the right to use and disclose without limitation technical data relating to licensed technology that was developed in whole or in part at government expense. Provisions recognizing these Government Rights are contained in the Company's principal technology license agreements.

   The Company has entered into a contract with the U.S. Army, funded by the Office of National Drug Control Policy, to provide certain financial support for research being conducted by Guilford on a potential cocaine inhibitor. That contract permits the U.S. government to obtain unlimited rights in data developed in the course of performing under the contract in the event the Company fails to make use of the data within five years after termination of the contract in conducting further laboratory investigation and/or clinical trials toward the development of a commercial product to combat drug abuse.

   Uncertainty of Preclinical and Clinical Trial Results. Before obtaining regulatory approval for the commercial sale of any of its product candidates, the Company must demonstrate through preclinical and clinical trials that the product is safe and effective for use in the clinical indication for which approval is sought. The Company and RPR intend to commence a Phase III clinical trial for GLIADEL for initial surgery for malignant glioma, and the Company recently completed a multi-center Phase II clinical trial for DOPASCAN and intends to carry out a Phase III clinical trial. There can be no assurance that the results of these trials will be successful, and adverse results from either of these trials would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be permitted to undertake or continue clinical trials for any of its product candidates, or, if permitted, that such products will be demonstrated to be safe and effective. Moreover, the results from preclinical studies and early clinical trial may not be predictive of results that will be obtained in later stage clinical trials. There can be no assurance that the Company's present or future clinical trials will demonstrate the safety and efficacy of any product candidates or will result in any necessary regulatory approval to market products.

   Government Regulation and Product Approvals. The Company's research, preclinical development and clinical trials and the manufacturing and marketing of its product candidates are subject to extensive regulation by numerous governmental authorities in the United States and other countries, including, but not limited to, the FDA and the DEA. Except for GLIADEL, none of the Company's product candidates has received marketing clearance from the FDA, and none has received clearance from any other foreign regulatory authority for commercial sale. As a condition to approval of the Company's product candidates under development, the FDA could require additional preclinical, clinical or other studies. Any such requirement for the Company to perform additional preclinical, clinical or other studies or purchase data from other companies could have a material adverse effect on the Company's business, financial condition and results of operations.

   In order to obtain FDA clearance of a product for an indication, the Company must demonstrate to the satisfaction of the FDA that the product is safe and effective for its intended use and that the product is capable of being manufactured in accordance with applicable regulatory standards. There can be no assurance that the Company will be able to demonstrate the foregoing elements with respect to any of its product candidates or with respect to an expansion of the labeling of GLIADEL, that the FDA will clear any of its product candidates or such labeling expansion or that, if such product candidates or such labeling expansion is cleared, the FDA will clear the full scope of intended use and labeling sought by the Company. Failure to obtain regulatory approvals or clearances on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. Once FDA clearance is obtained, the FDA may also require post-marketing testing and surveillance to monitor the record of the approved product and continued compliance with regulatory requirements. In addition, product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.

   The process of obtaining FDA and other required approvals or licenses and of meeting other regulatory requirements to test and market drugs, including controlled substances and radiolabeled drugs, is rigorous and lengthy and has required, and will continue to require, the expenditure of substantial resources. All of the Company's product candidates will need to be the subject of further clinical and other studies. Unsatisfactory clinical trial results and other delays in obtaining regulatory approvals or licenses would prevent the marketing of products developed by the Company, and pending the receipt of such approvals or licenses and the meeting of other regulatory requirements, the Company will not receive product revenues or royalties.

   The Company hopes to capitalize on current FDA regulations, as applicable, that permit accelerated or expedited approval or treatment use of, and cost recovery for, certain experimental drugs. These regulations are limited to drug products intended to treat seriously debilitating or life-threatening diseases and that provide meaningful therapeutic benefit to patients over existing treatments or that are for diseases for which no satisfactory or alternative therapy exists, among other requirements. There can be no assurance that the Company's product candidates will qualify for expedited or accelerated approvals or for treatment use and cost recovery.

   Controlled drug products and radiolabeled drugs are subject to special regulations in addition to those applicable to other drugs. Certain of the Company's products and product candidates (including DOPASCAN) are or may be subject to regulation by the DEA as controlled substances and other federal agencies as radiolabeled drugs. The Company has obtained registrations for its facilities from the DEA and exceptions from the DEA with respect to various of its activities involving DOPASCAN, including the shipment of certain quantities of a precursor of this product candidate to an overseas collaborative partner. However, there can be no assurance that such exceptions will be sufficient to cover future activities of the Company, will not be revoked, or that other requirements to test, manufacture and market controlled substances or radiolabeled drugs can be satisfied, or that the Company will be able to obtain additional necessary approvals or licenses to meet state, federal and international regulatory requirements to manufacture and distribute such products.

   Novel Alternative Technologies and Therapeutic Approaches. Many of the Company's product development efforts represent novel alternative therapeutic approaches and new technologies used, among other things, in the diagnosis and monitoring of Parkinson's disease, the promotion of nerve growth and the prevention of neuronal damage, and have not been widely studied. There is no assurance that these approaches and technologies will be successful. Moreover, the Company is applying these approaches and technologies to discover new treatments for conditions that are also the subject of research and development efforts by numerous other companies. The Company's competitors may succeed in developing technologies or products that are more efficacious or cost-effective than those of the Company. Rapid technological change or developments by others may result in the Company's technology or product candidates becoming obsolete or noncompetitive.

   Competition and Technological Change. The Company is involved in evolving technological fields in which developments are expected to continue at a rapid pace. Guilford's future success depends upon maintaining its ability to compete in the research, development and commercialization of products and technologies in its areas of focus. Competition from pharmaceutical, chemical and biotechnology companies, universities and research institutions is intense and expected to increase. Many of these competitors have substantially greater research and development capabilities and experience and manufacturing, marketing, financial and managerial resources than the Company and represent significant competition for the Company. Acquisitions of competing companies by large pharmaceutical companies or other companies could enhance financial, marketing and other resources available to these competitors. These competitors may develop products which are superior to those under development by the Company The Company is aware of the development by other companies and research scientists of alternative approaches to the treatment of malignant glioma, the diagnosis of Parkinson's disease, the promotion of nerve growth and repair, the treatment and prevention of neuronal damage, and the treatment of cocaine addiction. There can be no assurance that developments by others will not render the Company's products or technologies noncompetitive or obsolete, or that the Company will be able to keep pace with technological developments.

   Any product candidate that the Company develops and for which it gains regulatory approval, including GLIADEL, must then compete for market acceptance and market share. For certain of the Company's product candidates, an important factor will be the timing of market introduction of competitive products. Accordingly, the relative speed with which the Company and competing companies can develop products, complete the clinical testing and approval processes, and supply commercial quantities of the products to the market is expected to be an important determinant of market success. Other competitive factors include capabilities of the Company's collaborators, product efficacy and safety, timing and scope of regulatory approval, product availability, marketing and sale capabilities, reimbursement coverage, the amount of clinical benefit of the Company's product candidates relative to their cost, method of administration, price and patient protection. There can be no assurance that the Company's competitors will not develop more effective or more affordable products or achieve earlier product development completion, patent protection, regulatory approval or product commercialization than the Company. The achievement of any of these goals by the Company's competitors could have a material adverse effect on the Company's business, financial conditions and results of operations.

   Future Capital Needs; Uncertainty of Additional Funding. The Company will require substantial funds in order to continue its research and development programs and preclinical and clinical testing and to manufacture and, where applicable, market its products. The Company's capital requirements depend on numerous factors, including the progress of its research and development programs, the progress of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships, the ability of the Company to establish collaborative arrangements, the development of collaborative and licensing agreements and other arrangements and the progress of manufacturing scale-up efforts.

   The Company believes that its existing resources will be sufficient to fund the Company's activities at least through the first quarter of 2000. There can be no assurance, however, that changes in the Company's research and development and commercialization plans or other factors affecting the Company's operating expenses including potential acquisitions will not result in the expenditure of these resources before that time.

   The Company anticipates that it will fund future capital requirements through a combination of revenues generated under its agreements with RPR relating to GLIADEL, public or private financings (as necessary), additional collaborative or other research and development agreements, commercialization and marketing arrangements with corporate partners or other potential sources. The Company's ability to raise future capital on acceptable terms is dependent on conditions in the public and private equity markets and the performance of the Company, as well as the overall performance of other companies in the biopharmaceutical and biotechnology sectors. There can be no assurance that required future financing arrangements will be available on acceptable terms, or at all.

   Limited Clinical and Regulatory Compliance Capabilities. The Company has limited resources in the areas of product testing and regulatory compliance, and thus will have to expend capital to acquire and expand such capabilities, reach collaborative arrangements with third parties to provide these capabilities or contract with third parties to provide these capabilities in order to carry its products through the necessary regulatory approvals and prepare its product candidates for commercialization and marketing.

   Reimbursement Uncertainty. Sales of the Company's product candidates will depend in part on the availability of reimbursement from third-party health care payors, such as government and private insurance plans. Given the recent commercial launch of GLIADEL, reimbursement policies for GLIADEL are not currently known. No assurance can be given that any reimbursement will be available at all or will be available at price levels sufficient to realize an appropriate return on the Company's investment in GLIADEL or other products in development.

   Risk of Product Liability. The Company may potentially become subject to large liability claims and significant defense costs as a result of the design, manufacture or marketing of, or the conduct of clinical trials involving, its products. A product liability related claim or recall could have a material adverse effect on the Company. The Company currently maintains only $10 million of product liability insurance covering clinical trials and product sales, and there can be no assurance that such or any future insurance coverage obtained by the Company will be adequate or that claims, if any, will be covered by the Company's insurance. Product liability insurance varies in cost, can be difficult to obtain and may not be available in the future on terms acceptable to the Company, if at all. An inability to obtain or maintain sufficient insurance coverage at an acceptable cost or otherwise protect against potential product liability claims could prevent or inhibit the clinical development and/or commercialization of any products developed by the Company.

   Dependence on Qualified Personnel and Consultants. The Company is highly dependent on the principal members of its management and scientific staff, including the Company's Chief Executive Officer, Craig R. Smith, M.D., and member of the Company's Board of Directors and Chairman of the Company's Scientific Advisory Board, Solomon H. Snyder, M.D. The loss by the Company of the services of either of these individuals or other members of its senior management could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has entered into a consulting agreement with Dr. Snyder and an employment agreement with Dr. Smith that provide for the protection of the Company's proprietary rights, either Dr. Snyder or Dr. Smith may terminate his relationship with the Company at any time. Accordingly, there can be no assurance that either of these individuals or other employees or consultants will remain with the Company or that, in the future, these employees or consultants will not organize, or become employed by or associated with companies competitive with the Company.

   The Company's planned activities will require individuals with expertise in many areas including, without limitation, preclinical testing, clinical trial management, regulatory affairs, manufacturing and business development. These activities will require the addition of new personnel, including management personnel and the development of additional expertise by existing management personnel. Recruiting and retaining qualified personnel, collaborators, advisors and consultants will be critical to the Company's activities, and there can be no assurance that the Company will be able to attract and retain the personnel necessary for the development of the Company's business. There is significant competition for experienced scientists from numerous pharmaceutical, biotechnology and health care companies and academic and other research institutions. The inability to hire such personnel or to develop such expertise could have a material adverse effect on the Company's operations. In addition, the Company is dependent on collaborators at research institutions and its Scientific Advisory Board members and consultants.

   Lack of Sales and Marketing Experience. The Company currently has not established a sales force, and the Company has no experience in marketing or selling a product in a commercial setting. In the event the Company decides to establish an in-house sales force, there can be no assurance its efforts will be successful. In addition, if the Company succeeds in bringing additional products to market, it will compete with many other companies that currently have extensive and well-funded marketing and sales operations. There can be no assurance that the Company's marketing and sales efforts would compete successfully against such other companies.

   Hazardous and Radioactive Materials; Environmental Matters; Animal Testing. Research and development processes sponsored by the Company involve the controlled use of hazardous and radioactive materials. The Company and its collaborative partners are subject to international, federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous and radioactive materials. The Company believes that the safety procedures relating to its in-house research and development and manufacturing efforts comply in all material respects with the standards prescribed by such laws and regulations. However, the risk of accidental contamination or injury from these materials cannot be completely eliminated. Moreover, there can be no assurance that the Company's collaborative partners are in compliance with such standards or that the Company and its collaborative partners will be in compliance with such standards in the future. In such event, the business, operations or finances of the Company may be materially adversely affected, and the Company and/or its collaborative partners could be held liable for damages, fines or other liability, and any such liability could exceed the resources of the Company. Although the Company believes that it is and will continue to be in compliance in all material respects with applicable environmental laws and regulations and currently does not expect to make material capital expenditures for environmental control facilities in the near term, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future or that the operations, business or assets of the Company will not be materially adversely affected by current or future environmental laws or regulations. In addition, much of the research and development efforts sponsored by the Company involves use of laboratory animals. The Company may be adversely affected by changes in laws, regulations or accepted clinical procedures or by social pressures that would restrict the use of animals in testing or by actions against the Company or its collaborators by groups or individuals opposed to such testing.

   Shares Eligible for Future Sale; Registration and Exchange Rights. As of August 11, 1997, the Company had approximately 18,641,991 shares of Common Stock outstanding. As of that date, there were options to purchase approximately an aggregate of 2,601,021 shares of Common Stock and warrants to purchase 312,934 shares outstanding. A significant portion of the outstanding Common Stock and shares issuable upon exercise of outstanding options are freely tradable. Following this offering, holders of the Company's Common Stock and warrants (representing approximately an aggregate of 512,934 shares) have demand and/or piggyback registration rights. In addition, upon the closing under the Amgen Agreement, the Company will issue to Amgen 640,095 shares of Common Stock and warrants to purchase up to an additional 700,000 shares of Common Stock, and Amgen will have certain demand and piggyback registration rights relating to these securities. The foregoing registration rights may be exercised at any time and would permit the resale of some or all of such shares in the public market. If the Company were required to include shares in a Company-initiated registration pursuant to the exercise of registration rights, the sale of such shares could have a material adverse effect on the Company's ability to raise additional capital. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Common Stock prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

   Anti-takeover Provisions; Preferred Stock. The Company's Amended and Restated Certificate of Incorporation, as amended, and the Delaware General Corporation Law contain certain provisions, including the requirements of
Section 203 of the Delaware General Corporation Law, that may delay or prevent an attempt by a third party to acquire control of the Company. The Company has adopted a stockholder rights plan intended to deter hostile or coercive attempts to acquire the Company through the distribution of rights to stockholders enabling those stockholders to acquire shares of the Company's Common Stock, or that of an acquirer, at a substantial discount to the public market price should any person or group acquire more than 20% of the Common Stock without approval of the Board of Directors under certain circumstances. The Company has reserved 300,000 shares of Series A Junior Participating Preferred Stock for issuance in connection with the stockholder rights plan. The Company is authorized to issue an additional 4,700,000 shares of Preferred stock in one or more series, having terms fixed by the Board of Directors without a stockholder vote. No shares of preferred stock of the Company are currently outstanding. While the Board of Directors has no current intentions or plans to issue any Preferred Stock, issuance of these shares could also be used as an anti-takeover device.

   Absence of Dividends. The Company has never declared or paid any cash dividends on its Common Stock and does not intend to do so for the foreseeable future. In addition, the Company is prohibited from paying any cash dividends under the terms of its loan agreements with Signet Bank and the Maryland Industrial Development Financing Authority.

                 SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

   This Prospectus relates to the offering by the Selling Stockholders for resale of up to 2,200,000 shares of Common Stock of the Company, 750,000 shares of which are being offered by The Abell Foundation, Inc. and 1,450,000 shares of which are being offered by Scios Inc. The shares of Common Stock offered hereby will be sold by The Abell Foundation, Inc. and Scios Inc. as the Selling Stockholders, and the Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock offered hereby. Before the Offering, as of August 11, 1997, The Abell Foundation, Inc. beneficially owned 937,500 shares of Common Stock of the Company, or 5.0%, of the outstanding Common Stock of the Company and Scios Inc. beneficially owned 1,450,000 shares of Common Stock of the Company, or 7.8%, of the outstanding Common Stock of the Company. After giving effect to the Offering, The Abell Foundation, Inc. will beneficially own 187,500 shares of Common Stock of the Company, or 1.0% of the outstanding Common Stock of the Company and Scios Inc. will not beneficially own any shares of Common Stock of the Company. The 187,500 shares owned by The Abell Foundation, Inc. are freely tradable and may be sold or otherwise transferred at any time prior to the completion of this Offering.

   The shares of Common Stock offered hereby may be sold from time to time by the Selling Stockholders directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire the Shares as principals. In connection with any sales of shares of Common Stock hereunder, the Selling Stockholders and any broker-dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. The distribution of the shares of Common Stock hereunder by the Selling Stockholders may be effected in one or more transactions that may take place on the NASDAQ National Market or otherwise, including block trades or ordinary brokers' transactions, or through privately negotiated transactions, through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. Certain expenses incurred in connection with the registration of the securities offered hereby under the federal and state securities laws (currently estimated to be approximately $37,000) are being borne by the Company. The Company will not bear any commissions or discounts paid or allowed by the Selling Stockholders to underwriters, dealers, brokers or agents. To the extent required, the specific shares of Common Stock to be sold, purchase price, public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering may be set forth in an accompanying Prospectus Supplement.

   This Registration Statement is being filed pursuant to an Exchange and Registration Rights Agreement between the Company and The Abell Foundation, Inc. dated as of February 17, 1995 (the "Registration Rights Agreement") and pursuant to the Series A Preferred Stock Purchase Agreement among the Company and the other signatories thereto dated as of September 30, 1993, as amended from time to time thereafter (the "Stock Purchase Agreement"). The Registration Rights Agreement was entered into in connection with an equity investment made by The Abell Foundation, Inc. for the purpose of developing cocaine receptor antagonists or agonist/antagonists for the treatment of cocaine addiction. The Stock Purchase Agreement was entered into in connection with the issuance and sale of preferred stock (which has all previously converted into Common Stock) by the Company as part of the initial capitalization activities of the Company.

                                 LEGAL MATTERS

   Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon for the Company by Hogan & Hartson L.L.P., Baltimore, Maryland.

                                    EXPERTS

   The consolidated financial statements of Guilford Pharmaceuticals Inc. and subsidiaries as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The information relating to the patents and proprietary rights of the Company has been reviewed by Nath & Associates, attorneys at law, Washington, D.C. Such information is included in reliance upon information provided by Nath & Associates upon the authority of such firm as experts in patents and proprietary information.

================================================================================

        NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED.



                         ------------------------




                             TABLE OF CONTENTS

                                                     PAGE
                                                     ----
Available Information . . . . . . . . . . .           2
Incorporation of Certain Documents by
  Reference . . . . . . . . . . . . . . . .           2
Risk Factors  . . . . . . . . . . . . . . .           3
Selling Stockholders and Plan
  of Distribution . . . . . . . . . . . . .          14
Legal Matters . . . . . . . . . . . . . . .          15
Experts . . . . . . . . . . . . . . . . . .          15



================================================================================

                               2,200,000 SHARES




                        GUILFORD PHARMACEUTICALS INC.



                                 COMMON STOCK







                            -----------------------


                                  PROSPECTUS


                            -----------------------













                                    , 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.


                SEC registration fee........................  $   20,000
                Accounting fees and expenses................       5,000
                Legal fees and expenses.....................       5,000
                Blue Sky fees and expenses (including
                  counsel fees).............................       2,500
                Printing and engraving expenses.............       2,500
                Miscellaneous Expenses......................       2,000
                     Total..................................  $   37,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law ("DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). Article NINTH of the Company's Amended and Restated Certificate of Incorporation, as amended, provides that the Company will indemnify its directors and officers to the full extent permitted by law and that no director shall be liable for monetary damages to the Registrant or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporate Law or (iv) for any transaction from which such director derived an improper personal benefit. In addition, under indemnification agreements entered into with its directors and officers, the Registrant is obligated, to the fullest extent permissible by the DGCL, as it currently exists or may be amended, to indemnify and hold harmless its directors, from and against all expense, liability and loss reasonably incurred or suffered by such directors.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

           (a) Exhibits:

               Number       Description
               4.01*        Specimen Stock Certificate

               4.02**       Rights Agreement dated September 26, 1995

               5.01         Opinion of Hogan & Hartson L.L.P. as to the legality of the Common Stock being registered

               23.01        Consent of Hogan & Hartson L.L.P. (contained in Exhibit 5.01)

               23.02        Consent of KPMG Peat Marwick LLP

               23.03        Consent of Nath & Associates

               24.01        Power of Attorney (contained on signature page)

-----------------
* Incorporated by reference from the Registrant's Registration Statement on Form S-1 (No. 33-76938 declared effective June 16, 1994)

**  Incorporated by reference from the Registrant's Form 8-K filed October 10,
    1995

   (b) Financial Statement Schedules.

Not Applicable

ITEM 17.  UNDERTAKINGS.

  Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) That for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

   The Registrant hereby further undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)   To include any prospectus required by section
   10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                        SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on September 11, 1997.


GUILFORD PHARMACEUTICALS INC.

                                         By: /s/ CRAIG R. SMITH, M.D.
                                         ----------------------------------
                                         Craig R. Smith, M.D.
                                         President and Chief Executive Officer


        KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints, Craig R. Smith, M.D., Andrew R. Jordan, Thomas C. Seoh and Michael J. Silver, and each of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and to sign and file any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

      Signature                                        Title                                        Date
      ---------                                        -----                                        ----
      /s/ Craig R. Smith, M.D.                         Chief Executive Officer,               September 11, 1997
      ------------------------                         President and Director
      Craig R. Smith, M.D.                             (Principal Executive Officer)


      /s/ Andrew R. Jordan                             Vice President, Chief Financial        September 11, 1997
      --------------------                             Officer, and Treasurer
      Andrew R. Jordan                                 (Principal Financial Officer and
                                                       Principal Accounting Officer)

      /s/ Solomon H. Snyder, M.D.                      Director                               September 11, 1997
      ---------------------------
      Solomon H. Snyder, M.D.


      /s/ Richard L. Casey                             Director                               September 11, 1997
      ---------------------
      Richard L. Casey


      /s/ George L. Bunting, Jr.                       Director                               September 11, 1997
      --------------------------
      George L. Bunting, Jr.


      /s/ W. Leigh Thompson, M.D., Ph.D.               Director                               September 11, 1997
      ----------------------------------
      W. Leigh Thompson, M.D., Ph.D.


      /s/ Elizabeth M. Greetham                        Director                               September 11, 1997
      -------------------------
      Elizabeth M. Greetham

                                 EXHIBIT INDEX

    Number       Description
    4.01*        Specimen Stock Certificate

    4.02**       Rights Agreement dated September 26, 1995

    5.01         Opinion of Hogan & Hartson L.L.P. as to the legality of the Common Stock being registered

    23.01        Consent of Hogan & Hartson L.L.P. (contained in Exhibit 5.01)

    23.02        Consent of KPMG Peat Marwick LLP

    23.03        Consent of Nath & Associates

    24.01        Power of Attorney (contained on signature page)

---------------------------------
*   Incorporated by reference from the Registrant's Registration
    Statement on Form S-1 (No. 33-76938 declared effective June 16,
    1994)

**  Incorporated by reference from the Registrant's Form 8-K filed October 10,
    1995